Exhibit 99.1

American InterContinental University Applies for Accreditation by the Higher Learning Commission of the North Central Association

Hoffman Estates, Illinois – November 06, 2008 – American InterContinental University (AIU) announced today that it has initiated the process to change the University’s accreditation from the Commission on Colleges of the Southern Association of Colleges and Schools (SACS) to the Higher Learning Commission (HLC) of the North Central Association of Colleges and Schools.

Both SACS and the HLC are among the six regional accrediting commissions recognized by the U.S. Department of Education to accredit colleges and universities based on their geographic regions.  According to Dr. Alan Drimmer, Chief Executive Officer of AIU, "Our change to accreditation by the HLC makes perfect sense from a geographic perspective, as a majority of our students are served through HLC’s region.”

As with all of the regional accrediting commissions, accreditation by HLC follows a process of peer review and approval by the Commission.  AIU is currently undergoing the requisite review and approval process.  The grant of accreditation is at the discretion of HLC according to its eligibility requirements and accreditation criteria.  Until HLC accreditation is granted, AIU remains accredited by SACS.

About American InterContinental University
American InterContinental University (AIU), established in Europe in 1970, awards Associate, Bachelor’s, and Master’s degrees in a variety of disciplines. The AIU network includes seven campuses: AIU Buckhead (Atlanta, GA); AIU Dunwoody (GA); AIU South Florida (Weston, FL); AIU Los Angeles (CA), AIU Houston (TX), and AIU London (England); as well as AIU Online, the internet-based campus (headquartered in suburban Chicago). For more information, please visit www.aiuniv.edu. AIU is a member of the Career Education Corporation (NASDAQ:CECO) network of universities, colleges, and schools.

Contact:
Jeff Leshay
(847) 585-2005